Exhibit 99.1

DGSE Announces Final Court Approval of Settlement of Stockholder Litigation Matters

DALLAS--(BUSINESS WIRE)--October 24, 2013--DGSE Companies, Inc. (NYSE MKT: DGSE), a leading wholesaler and retailer of jewelry, diamonds, fine watches, and precious metal bullion and rare coin products (the “Company” or “DGSE”), announced today that the United States District Court for the Northern District of Texas has granted final approval of the previously announced proposed settlement of class action and derivative litigation relating to the Company’s previously disclosed accounting irregularities and subsequent restatement of financial results.

The approved settlements resolve all issues which were pending before the United States District Court for the Northern District of Texas, in the two filed cases entitled Grant Barfuss, on behalf of himself and all others similarly situated vs. DGSE Companies, Inc.; L. S. Smith, John Benson and William Oyster (Civil Action No. 3:12-cv-3664), and Jason Farmer, Derivatively on Behalf of Nominal Defendant DGSE Companies, Inc., Plaintiff, v. William H. Oyster, James D. Clem, William Cordeiro, Craig Alan-Lee, David Rector, L. S. Smith, and John Benson, Defendants, and DGSE Companies, Inc., Nominal Defendant (Civil Action No. 3:12-cv-3850).

As previously disclosed, the defendants have agreed to pay $2 million to resolve all claims in both suits (including obligations to pay plaintiffs’ attorneys’ fees). The Company has also incurred its own attorneys’ fees and expenses associated with finalizing the settlement. It is expected that approximately 90% of the total settlement amount and related expenses will be paid from insurance proceeds.

“We are pleased to have this issue resolved and behind us,” stated James Vierling, Chief Executive Officer and Chairman of the Board. “DGSE has experienced tremendous change in the last few years, and we are pleased to conclude this legacy issue from prior management enabling us to focus even more on the Company's going-forward operations. With a solid plan for sustainable, profitable growth, an experienced leadership team and strong strategic partner, we look optimistically to the future.”

About DGSE Companies

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Bullion Express, Charleston Gold & Diamond Exchange, Dallas Gold & Silver Exchange, and Southern Bullion Coin & Jewelry operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Alabama, Florida, Georgia, Illinois, South Carolina, Tennessee and Texas, the Company operates Internet websites which can be accessed at www.bullionexpress.com, www.dgse.com, www.cgdeinc.com, and www.sbcoin.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol "DGSE."

This press release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

CONTACT:
DGSE Companies, Inc.
Jim Vierling, 972-587-4021
CEO
investorrelations@dgse.com
or
Hayden IR
Brett Maas, 646-536-7331
Managing Partner
brett@haydenir.com